Exhibit 99.1

Central Garden & Pet To Acquire Green Garden

12/31/2020

Acquisition Builds Further Scale in Garden Segment

with Entry into Attractive Adjacent Category

WALNUT CREEK, Calif.— Central Garden & Pet (NASDAQ: CENT, CENTA) (“Central”), a market leader in the Garden and Pet industries, announced today that it has signed an agreement to acquire Green Garden Products (“Green Garden”), previously known as Plantation Products, for $532 million from private equity firm Freeman Spogli & Co and other shareholders. Green Garden, headquartered in Norton, Mass., is a leading provider of vegetable, herb and flower seed packets, seed starters and plant nutrients in North America, shipping over 250 million seed packets annually. The addition of Green Garden’s leading brands will expand the Central portfolio into an attractive adjacent category and strengthen the Company’s relationship with major retailers.

“We are thrilled to welcome Green Garden into the Central Garden & Pet team upon closing,” said Tim Cofer, CEO of Central. “Our new Central to Home strategy is focused on building further scale in our two operating segments and meeting consumer and customer needs. Adding Green Garden’s well-known and trusted seed and seed starting brands for vegetables, herbs and flower gardens will expand our portfolio into an attractive adjacent garden category and will strengthen our footprint with key retail customers. Moreover, we expect to leverage our strong merchandising, brand building and digital capabilities to grow sales for both Central and our retail partners.”

Established in 1980, Green Garden currently employs over 180 full-time employees with a deep sense of pride and responsibility to carry on the traditions of its brands many of which were founded in the mid-1800s. The company’s portfolio of well-known and trusted brands includes Ferry-Morse® Home Gardening, Jiffy® Seed Starting, SUPERthrive® Plant Nutrients, Livingston® Seeds, Jiffy Hydro® Hydroponics, McKenzie® Seed, American Seed® and NK Lawn and Garden®. With production and distribution facilities in Ohio, California and Manitoba, Canada, Green Garden distributes more than 3,500 product SKUs to a network of over 70,000 retail locations across the home center, mass merchant, farm and independent, dollar store, and distributor/co-op channels in the United States and Canada as well as through its owned and operated websites.

“We are excited to bring our existing seed and seed starter business to Central Garden & Pet,” said Michael Pietrasiewicz, President and CEO of Green Garden. “Our quest for innovative ideas which leads us to develop new products that help home gardeners and outdoor hobbyists enjoy their passion and be more successful coupled with Central’s expertise in the lawn and garden segment will be key to grow our business further.”

The transaction is expected to close in the second quarter of fiscal 2021, subject to customary closing conditions, including regulatory approval. Central senior management will provide more details on its recent acquisitions at the Company’s first quarter fiscal 2021 earnings call.

William Blair served as financial advisor to Green Garden and Morgan, Lewis & Bockius LLP acted as the legal advisor. Orrick, Herrington & Sutcliffe LLP served as the legal advisor to Central.

About Central Garden & Pet

Central Garden & Pet (NASDAQ: CENT, CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With 2020 net sales of $2.7 billion, Central is on a mission to lead the future of the pet and garden industries. The Company’s innovative and trusted products are dedicated to help lawns grow greener, gardens bloom bigger, pets live healthier and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Pennington, Nylabone, Kaytee, Amdro and Aqueon, strong manufacturing and distribution capabilities and a passionate, entrepreneurial growth culture. Central Garden & Pet is based in Walnut Creek, California and has over 6,300 employees across North America and Europe. For additional information about Central, please visit the Company’s website at www.central.com.

About Green Garden Products

Headquartered in Norton, Massachusetts, Green Garden Products is the leading supplier of seed packets and seed starter products for flower and vegetable gardens in North America, as well an emerging participant in the specialty soil category. The Company distributes over 3,500 SKUs under the Ferry-Morse, American Seed, Livingston Seed, McKenzie, NK Lawn & Garden, Jiffy, SUPERthrive, Dyna-Gro and Seeds of Change brand names to a network of over 70,000 retail locations across the home center, mass merchant, farm and independent, dollar store, and distributor/co-op channels. The Company provides its retail customers with best-in-class category management services including SKU selection, packaging and displays, in-store merchandising services, and logistical solutions. In addition to its headquarters in Massachusetts, the Company maintains production and distribution facilities in Ohio, California and Manitoba. For additional information about Green Garden Products, please visit the Company’s website at www.greengarden.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. All statements, other than statements of historical fact, could be deemed forward-looking statements. Statements in this press release concerning Central’s business, strategy and focus; our agreement to acquire Green Garden; the ability to build scale in the seed category and add key digital capabilities; and our overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including, without limitation, our ability to close the acquisition in a timely basis or at all, our ability to integrate the acquired company, potential benefits of the transaction to

Central and our customers, and other factors listed in our annual report on Form 10-K filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date of this press release. Central undertakes no obligation to update the information in this press release in the event facts or circumstances subsequently change after the date of this press release.

Investor Relations Contact

Friederike Edelmann

(925) 412-6726

fedelmann@central.com

Media Relations Contact

Liz Nunan

(925) 878-9465

lnunan@central.com